EXHIBIT 99.1

Standard Parking Corporation Reports Solid Third Quarter 2009 Results and Free Cash Flow of $6.4 Million

CHICAGO, Nov. 2, 2009 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced third quarter 2009 earnings of $0.27 per share, a decline of 7% from the third quarter of 2008. The Company's year-over-year growth in third quarter EPS was 25% after adjusting for certain insurance and legal related items and a prior year gain. Year-to-date free cash flow of $11 million is in line with the Company's full-year expectation of $15 million to $20 million.

Comments

James A. Wilhelm, President and Chief Executive Officer, said, "We are encouraged by our third quarter results. In particular, our location retention rate increased to 90%, reinforcing our belief that our clients recognize the added value we bring to their operations."

Wilhelm continued, "As we've noted in the past, our business model is diversified in terms of geography and the sectors of the economy represented by our clients and is based predominantly on fixed-fee management contracts, providing us with a measure of protection against economic downturns. We continue to experience some softness across our lease and reverse management portfolio in markets that tend to be more susceptible to discretionary consumer spending. However, we are encouraged by recent trends and remain focused on our long-term strategic goals, which include both organic growth and growth through acquisition, such as our third quarter purchase of the Gameday event, transportation and traffic management business and its Click and Park(SM) online parking reservation product. Our strong financial position and our experienced, proven management team should enable us to continue to deliver solid results in these tough economic times while building toward higher levels of sustainable growth in the future."

Third Quarter Operating Results

Revenue for the third quarter of 2009, excluding reimbursed management contract expense, decreased by $0.7 million to $74.8 million from $75.5 million in the year-ago period, due to lower revenue at leased locations. On a sequential basis, revenue increased almost 3% over the second quarter of 2009 and paid exits at leased same locations increased modestly.

Gross profit in the 2009 third quarter declined by 9% to $21.2 million from $23.5 million a year ago. Favorable changes in insurance reserve estimates, an insurance dividend and a gain from the sale of certain contract rights in the third quarter of 2008 accounted for over two-thirds of the year-over-year decline, as these factors either did not recur in the third quarter of 2009 or were not significant. Additionally, certain legal-related expenses incurred during the 2009 third quarter accounted for the remaining one-third of the year-over-year decline in gross profit. The underlying gross profit, after adjusting for these items, was essentially unchanged on a year-on-year basis. On a sequential basis, reported gross profit was up 6% from the second quarter of this year, aided in part by the Gameday acquisition in July.

General and administrative expense ("G&A") decreased by 6% to $11.3 million from $12.0 million in the 2008 third quarter, primarily as a result of steps taken this year to reduce certain compensation expenses. On a sequential quarter basis, G&A expense increased 9% over the second quarter of 2009, driven primarily by the Gameday acquisition and the Company's annual grant of stock to members of its Board of Directors. As a result of the foregoing, operating income was $8.4 million, compared with $9.9 million in the year ago quarter. Lower interest rates resulted in a $0.2 million decrease in year-over-year interest expense for the third quarter.

Net income attributable to the Company for the 2009 third quarter was $4.2 million, or $0.27 per share, versus $5.1 million, or $0.29 per share, for the same period of 2008, a decline of 7% in EPS. The Company's year-over-year growth in third quarter EPS was 25% after adjusting for certain insurance and legal related items and a prior year gain.

The Company generated $6.4 million of free cash flow during the third quarter of 2009, as compared with $1.3 million generated in the third quarter of 2008. The year-over-year increase was attributable primarily to the timing of fluctuations in the movement of working capital. The Company continues to expect free cash flow to be in a range of $15 - $20 million for the full year.

Recent Developments

New Business

The Company was awarded a parking management contract for the Boston University Medical Center. This win expands the Company's relationship with the University where we also manage their main campus parking. The Medical Center operation consists of over 3,000 spaces spread across nine locations.

The Company was awarded a parking management contract for Sky View Parc, a multi-million square foot retail and condominium complex in Flushing, New York. The parking operation will consist of a 2,000 space self-park facility as well as a 400 space garage that will provide first-class valet service to the condo residents. With the addition of Sky View Parc, the Company will be the parking operator at three of New York's largest retail centers.

The Company commenced its parking management duties for 2,200 parking spaces at Union Station in Kansas City, a converted historic train terminal that now houses restaurants, retail, theatres, a planetarium and Science City Children's Museum.

The Company also was officially awarded the parking and shuttle management contract at the Hartsfield-Jackson Atlanta International Airport during the third quarter and commenced operations on October 1.

Changes to Board of Directors

Several changes recently occurred to the Company's Board of Directors.

  *  Timothy J. White, an affiliate of the Company's largest shareholders, was elected to the Board of Directors.

  *  At the Company's annual shareholder meeting in July, the total number of directors elected was reduced from nine to six.

  *  Robert S. Roath was elected non-executive Chairman of the Board, having served as a director and Chairman of the Company's
     Audit Committee since its May 2004 IPO.  Formerly the Chief
     Financial Officer of RJR Nabisco, Inc., he also serves as a director of Interdigital Communications Corp.

S-3 Shelf Registration

During the 2009 third quarter, the Company filed a shelf registration of 7.6 million shares of its common stock owned by its largest shareholders. The registration subsequently was declared effective by the Securities and Exchange Commission.

Year-to-Date Results

Revenue for first nine months of 2009, excluding reimbursed management contract expense, decreased by 2% to $220.8 million from $225.5 million in 2008.

Gross profit for the first nine months of 2009 decreased by 11% to $61.0 million from $68.7 million for the same period of 2008. Two percentage points of the year-over-year decline is largely attributable to the continuing impact of the economic downturn on certain areas of the business that are more sensitive to discretionary spending than our predominant fixed-fee contract business. The remaining 9% of the year-over-year decline is attributable to the Company's receipt in 2008 of $1.6 million in settlement proceeds relating to its Hurricane Katrina insurance claim, changes in insurance loss reserve estimates relating to prior years, a 2008 insurance dividend, a gain from the sale of certain assets in 2008, and certain 2009 legal-related expenses.

General and administrative expenses for the first nine months of 2009 decreased 3% to $34.4 million from $35.5 million a year earlier as steps taken to reduce certain compensation expenses were partially offset by expenses related to: (1) the transfer of shares by the Company's former majority shareholder; (2) certain other legal-related expenses in 2009; and (3) six additional months of costs related to the July 2008 restricted stock unit grant to senior management. Adjusting for these three items, general and administrative expenses for the first nine months of 2009 would have decreased by 12% compared to the first nine months of 2008.

As a result of the foregoing, operating income for the first nine months of 2009 decreased by 23% to $22.2 million from $28.7 million in the same period of 2008. Operating income for the first nine months of 2009 would have increased by 11% compared to the first nine months of 2008 after adjusting for the above-mentioned insurance and legal items, the impact of the timing of the RSU grant, the gain on the sale of certain contract rights and the costs attributable to the former majority shareholder's transfer of its stake in the Company.

Net income attributable to the Company decreased by 26% to $10.8 million for the first nine months of 2009 as compared with $14.7 million for the first nine months of last year. On a per share basis, the year-over-year decrease from $0.81 last year to $0.69 in 2009 was only 15% because of fewer shares outstanding due to share repurchases by the Company. Net income attributable to the Company for the first nine months of 2009 would have increased by 14% and earnings per share would have increased by 32% compared to the first nine months of 2008 after adjusting for the above-mentioned insurance and legal items, the impact of the timing of the RSU grant, the gain on the sale of certain contract rights and the costs attributable to the former majority shareholder's transfer of its stake in the Company.

The Company generated $11.0 million of free cash flow during the first nine months of 2009 as compared with $15.5 million in the same period of 2008.

Maintains Full-Year Guidance

The Company is expecting full year earnings per share to be at the low end of its previously announced guidance range of $1.05 - $1.11 per share. This range continues to exclude the $0.04 per share charge incurred in the first nine months of this year for costs associated with the transfer of shares by the Company's former majority shareholder and does not anticipate any additional costs related to the transfer or subsequent sale of those shares. Free cash flow is expected to be in the range of $15 - $20 million.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (CT) on Monday, November 2, 2009, and will be available live and in replay to all analysts/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking, with nearly 12,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this press release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of November 2, 2009. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the recession and recent turmoil in the credit markets and financial services industry; changes in general economic and business conditions or demographic trends; the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables; availability, terms and deployment of capital; potential impact on the market price of our common stock from the sale or offer of a substantial amount of our common stock by our largest shareholders; potential for change of control default under our credit agreement if an unaffiliated person obtains a majority of our common stock; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; seasonal trends, especially in the first quarter of the year; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

                     STANDARD PARKING CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share data)

                                            Sept. 30,         Dec. 31,
                                            ---------         --------
                                              2009             2008
                                              ----             ----
                                          (Unaudited)
                             ASSETS
 Current assets:
   Cash and cash equivalents               $    8,641       $    8,301
   Notes and accounts receivable, net          44,930           45,198
   Prepaid expenses and supplies                1,946            2,496
   Deferred taxes                               3,253            3,253
                                           ----------       ----------
     Total current assets                      58,770           59,248
 Leasehold improvements, equipment and
  construction in progress, net                17,388           17,542
 Advances and deposits                          4,044            4,433
 Long-term receivables, net                     9,480            6,680
 Intangible and other assets, net               6,613            6,916
 Cost of contracts, net                        13,254           10,872
 Goodwill                                     126,535          123,550
                                           ----------       ----------
     Total assets                          $  236,084       $  229,241
                                           ==========       ==========

                    LIABILITIES AND
                  STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                        $   45,523       $   46,446
   Accrued and other current
    liabilities                                29,636           31,416
   Current portion of long-term
    borrowings                                    722            1,068
                                           ----------       ----------
     Total current liabilities                 75,881           78,930
 Deferred taxes                                 7,600            3,305
 Long-term borrowings, excluding
  current portion                             119,879          123,996
 Other long-term liabilities                   22,502           22,052
 Stockholders' equity:
   Common  stock, par value $.001 per
    share; 21,300,000 shares authorized;
    15,312,089 and 16,110,781 shares
    issued and outstanding as of
    September 30, 2009 and December 31,
    2008, respectively                             15               16
   Additional paid-in capital                  90,565          103,541
   Accumulated other comprehensive
    income                                        357               85
   Treasury stock, at cost 627,423
    shares as of December 31, 2008                 --          (11,161)
   Accumulated deficit                        (80,652)         (91,464)
                                           ----------       ----------
     Total Standard Parking Corporation
      stockholders' equity                     10,285            1,017
     Noncontrolling interest                      (63)             (59)
                                           ----------       ----------
       Total stockholders' equity              10,222              958
                                           ----------       ----------
     Total liabilities and
      stockholders' equity                 $  236,084       $  229,241
                                           ==========       ==========

                     STANDARD PARKING CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
      (in thousands, except for share and per share data, unaudited)

                        Three Months Ended        Nine Months Ended
                        ------------------        -----------------
                          September 30,              September 30,
                          -------------              -------------
                        2009         2008         2009          2008
                        ----         ----         ----          ----
 Parking services
  revenue:
   Lease contracts   $ 35,576     $ 38,634     $ 105,963     $ 116,331
   Management
    contracts          39,266       36,858       114,870       109,153
                     --------     --------     ---------     ---------
                       74,842       75,492       220,833       225,484
   Reimbursed
    management
    contract
    expense            97,480      101,919       297,632       300,687
                     --------     --------     ---------     ---------
     Total revenue    172,322      177,411       518,465       526,171
 Cost of parking
  services:
   Lease contracts     32,899       35,506        98,780       105,110
   Management
    contracts          20,696       16,510        61,025        51,718
                     --------     --------     ---------     ---------
                       53,595       52,016       159,805       156,828
   Reimbursed
    management
    contract
    expense            97,480      101,919       297,632       300,687
                     --------     --------     ---------     ---------
     Total cost of
      parking
      services        151,075      153,935       457,437       457,515
 Gross profit:
   Lease contracts      2,677        3,128         7,183        11,221
   Management
    contracts          18,570       20,348        53,845        57,435
                     --------     --------     ---------     ---------
     Total gross
      profit           21,247       23,476        61,028        68,656
 General and
  administrative
  expenses             11,295       12,017        34,376        35,457
 Depreciation and
  amortization          1,582        1,539         4,482         4,489
                     --------     --------     ---------     ---------
 Operating income       8,370        9,920        22,170        28,710
 Other expenses
  (income):
   Interest expense     1,546        1,777         4,510         4,381
   Interest income        (54)        (106)         (216)         (189)
                     --------     --------     ---------     ---------
                        1,492        1,671         4,294         4,192
 Income before
  income taxes          6,878        8,249        17,876        24,518
 Income tax expense     2,654        3,144         6,920         9,734
                     --------     --------     ---------     ---------
 Net income             4,224        5,105        10,956        14,784
 Less: Net income
  attributable to
  noncontrolling
  interest                 38           (4)          144           121
                     --------     --------     ---------     ---------
 Net income
  attributable to
  Standard Parking
  Corporation        $  4,186     $  5,109     $  10,812     $  14,663
                     ========     ========     =========     =========
 Common stock data:
 Net income per share:
    Basic            $   0.27     $   0.30     $    0.71      $   0.83
    Diluted          $   0.27     $   0.29     $    0.69      $   0.81
 Weighted average
  shares outstanding:
   Basic           15,277,601   17,244,932    15,274,214    17,753,188
   Diluted         15,696,136   17,694,208    15,659,351    18,165,087

                         STANDARD PARKING CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (in thousands, unaudited)

                                                Nine Months Ended
                                                -----------------
                                             Sept. 30,        Sept. 30,
                                             ---------        ---------
                                               2009             2008
                                               ----             ----
 Operating activities:
 Net income                                 $  10,956       $  14,784
 Adjustments to reconcile net income to
  net cash provided by operations:
   Depreciation and amortization                4,173           4,147
   Loss on sale of assets                         286             291
   Amortization of debt issuance costs            481             287
    Write off of debt issuance cost                --              13
   Non-cash stock-based compensation            1,754             985
   Excess tax benefit related to stock
    option exercises                             (136)           (878)
   Provision (reversal) for losses on
    accounts receivable                          (174)             79
   Deferred income taxes                        4,295           6,247
   Change in operating assets and
    liabilities                                (6,856)         (6,302)
                                            ---------       ---------
 Net cash provided by operating
  activities                                   14,779          19,653
 Investing activities:
 Acquisitions                                  (2,500)         (5,463)
 Purchase of leaseholds improvements
  and equipment                                (2,820)         (3,539)
 Proceeds from sale of assets                      39             264
 Cost of contracts purchased                     (904)           (446)
 Contingent purchase payments                    (259)            (64)
                                            ---------       ---------
 Net cash used in investing activities         (6,444)         (9,248)
 Financing activities:
 Repurchase of common stock                    (3,885)        (37,512)
 Proceeds from exercise of stock options          125             722
 Tax benefit related to stock option
  exercises                                       136             878
 (Payments on) proceeds from senior
  credit facility                              (3,600)         32,450
 Distribution to noncontrolling interest         (148)           (207)
 Payments on long-term borrowings                 (90)           (110)
 Payments of debt issuance costs                  (30)         (2,349)
 Payments on capital leases                      (775)         (1,233)
                                            ---------       ---------
 Net used in financing activities              (8,267)         (7,361)
 Effect of exchange rate changes on cash
  and cash equivalents                            272            (159)
                                            ---------       ---------
 Increase in cash and cash equivalents            340           2,885
 Cash and cash equivalents at beginning
  of period                                     8,301           8,466
                                            ---------       ---------
 Cash and cash equivalents at end of
  period                                    $   8,641       $  11,351
                                            =========       =========
 Supplemental disclosures:
 Cash paid during the period for:
   Interest                                 $   4,516       $   6,960
   Income taxes                                 2,449           2,392

                   STANDARD PARKING CORPORATION
                           FREE CASH FLOW
     (in thousands, except for share and per share data, unaudited)

                                Three Months          Nine Months
                                    Ended                 Ended
                              ------------------   -------------------
                                September 30,         September 30,
                               2009       2008       2009        2008
                              -------    -------   --------    -------
 Operating income             $ 8,370    $ 9,920   $ 22,170    $28,710
   Depreciation and
    amortization
    expense                     1,582      1,539      4,482      4,489
   Non-cash compensation          681        520      1,754        985
   Income tax paid               (679)      (778)    (2,449)    (2,392)
   Income attributable to
    noncontrolling interest       (38)         4       (144)      (121)
   Change in other assets
    and liabilities            (1,200)    (7,036)    (6,424)    (7,773)
   Net purchase of
    leaseholds, equipment
    and cost of contracts
    and contingent purchase
    payments                     (861)    (1,038)    (3,944)    (3,785)
                               ------     ------    -------    -------
 Operating cash flow           $7,855     $3,131    $15,445    $20,113
   Cash interest paid
    (before payment of debt
    issuance)                  (1,481)    (1,840)    (4,486)    (4,611)
                               ------     ------    -------    -------
 Free cash flow(1)             $6,374     $1,291    $10,959    $15,502
  (Increase) Decrease in
   cash and cash equivalents    1,880        244       (340)    (2,885)
                               ------     ------    -------    -------
 Free cash flow, net of
  change in cash               $8,254     $1,535    $10,619    $12,617

 Sources (Uses) of cash:
   (Payments) Proceeds from
    senior credit facility    ($5,750)   $25,000    ($3,600)   $32,450
   (Payments) on other
    borrowings                   (235)      (396)      (865)    (1,343)
   (Payments) of debt
    issuance costs                (30)    (2,314)       (30)    (2,349)
   Proceeds from exercise
    of stock options              125        380        125        722
   Tax benefit related to
    stock option exercises        136        387        136        878
   (Repurchase) of common
    stock                          --    (24,586)    (3,885)   (37,512)
   (Payments) on
    acquisitions               (2,500)        (6)    (2,500)    (5,463)
                               ------     ------    -------    -------
 Total (uses) of cash         ($8,254)   ($1,535)  ($10,619)  ($12,617)

 ---------------------------------------------------------------------
 (1) Reconciliation of Free Cash Flow to Consolidated Statements of
     Cash Flow

                                     Nine         Six          Three
                                     Months       Months       Months
                                     Ended        Ended        Ended
                                    Sept. 30,    June 30,     Sept. 30,
                                      2009         2009         2009
                                    --------     --------     ---------
 Net cash provided by operating
  activities                        $14,779      $ 7,833       $6,946
 Net cash (used in) investing
  activities                         (6,444)      (3,083)      (3,361)
 Acquisitions                         2,500           --        2,500
 Distribution to noncontrolling
  interest                             (148)        (108)         (40)
 Effect of exchange rate changes
  on cash and cash equivalents          272          (57)         329
                                    -------      -------      --------
 Free cash flow                     $10,959       $4,585       $6,374

                                     Nine         Six          Three
                                     Months      Months        Months
                                     Ended       Ended         Ended
                                    Sept. 30,    June 30,     Sept. 30,
                                      2008        2008         2008
                                    -------      -------      --------
 Net cash provided by operating
  activities                        $19,653      $17,151       $2,502
 Net cash (used in) investing
  activities                         (9,248)      (8,204)      (1,044)
 Acquisitions                         5,463        5,457            6
 Distribution to noncontrolling
  interest                             (207)        (133)         (74)
 Effect of exchange rate
  changes on cash and cash
  equivalents                          (159)         (60)         (99)
                                    -------      -------      --------
 Free cash flow                     $15,502      $14,211       $1,291

                            STANDARD PARKING CORPORATION
                                   LOCATION COUNT

                                   Sept. 30,    Dec. 31,     Sept. 30,
                                     2009         2008         2008
                                   --------     --------     ---------
 Managed facilities                   1,976        1,986        1,947
 Leased facilities                      220          229          238
                                    -------      -------      --------
 Total facilities                     2,196        2,215        2,185

CONTACT: Standard Parking Corporation
         G. MARC BAUMANN, Executive Vice President and
          Chief Financial Officer
         (312) 274-2199
         mbaumann@standardparking.com